EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

We have reviewed the accompanying consolidated financial statements of microHelix, Inc. (the “Company”) as of June 30, 2004 and 2003, and for the three months then ended. These interim consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the Public Company Accounting Oversight Board (United States). A review of interim consolidated financial statements consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim consolidated financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

As indicated in Note 1, certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying interim financial information does not include any adjustments that might result from the outcome of this uncertainty.

/s/ Stonefield Josephson, Inc.
February 7, 2005

8